Exhibit 99.1

Denali Therapeutics Appoints Alexander Schuth as Chief Operating and Financial

Officer as Steve Krognes Transitions to Denali Board of Directors

SOUTH SAN FRANCISCO, Calif., March 15, 2022 — Denali Therapeutics Inc. (NASDAQ: DNLI), a biopharmaceutical company developing a broad portfolio of product candidates engineered to cross the blood-brain barrier (BBB) for neurodegenerative diseases, today announced that Steve Krognes will transition from his role as Chief Financial Officer (CFO) and join the company’s Board of Directors on May 1, 2022. Denali’s Chief Operating Officer Alexander Schuth, M.D., will add the Chief Financial Officer role to his current responsibilities, becoming Denali’s Chief Operating and Financial Officer.

“We are deeply grateful for Steve’s major impact at Denali over his six years as Denali’s CFO and look forward to continuing our close strategic interactions with Steve as a member of our Board of Directors,” said Ryan Watts, Ph.D., Denali’s Chief Executive Officer. “We are excited to see Alex’s role expand at Denali as he takes on the combined position of Chief Operating and Financial Officer. As co-founder, Alex has contributed to Denali’s strategy and progress as a key leader across many functions, including business development, portfolio management, and legal, and will now bring his financial experience to leading our finance team as well.”

“With this transition from the CFO role to the Board of Directors, I can continue to contribute to Denali’s business and financial strategy, while achieving my personal desire to move back home to Europe,” said Steve Krognes, Denali’s Chief Financial Officer. “I would like to thank Ryan, my peers in the Denali management team and all my team members for their trust, partnership and friendship over the last six years. Together, we have built a strong company, developed a promising pipeline and made great progress toward our ultimate goal of defeating degeneration.”

“Denali will be very well served having Alex run our operations and finances given his deep experience in business strategy and development and his background in banking and finance,” said Vicki Sato, Ph.D., Chairman of the Board of Directors at Denali. “The continuity of Steve joining the Board and Alex assuming the CFO function will enable a smooth transition for the finance team and company as a whole. We welcome Steve to the Board and look forward to his continued strategic input as Denali endeavors to bring medicines of significant impact to people living with neurodegenerative diseases.”

About Alexander Schuth, M.D.

Alexander Schuth is a co-founder of Denali Therapeutics and has served as the Chief Operating Officer and Secretary since 2015. He led the establishment of several strategic partnerships at Denali, including with Biogen, Sanofi and Takeda, and oversaw the growth and management of Denali’s broad therapeutic portfolio. He contributed significantly to Denali’s business strategy and participated in all financing and investor relations activities. As Chief Operating and Financial Officer, Dr. Schuth will continue to lead corporate development and portfolio management while adding responsibility for the finance organization. Previously, Dr. Schuth held operating and leadership positions in the business development and finance groups at Genentech and the investment banking group at Merrill Lynch in London. Dr. Schuth holds an M.D. degree from the Charite Medical School at the Humboldt University in Berlin, Germany, and an M.B.A. from the Wharton School of the University of Pennsylvania.

About Steve Krognes

Steve Krognes joined Denali in 2015 as the founding CFO, building and leading the finance team as well as supervising the IT and facilities functions. He has led successful financings for Denali, including the initial public offering in 2017, and has contributed significantly to the company’s growth and strong financial position. His extensive leadership experience in the biotech and pharmaceutical industry includes 12 years at Roche / Genentech, serving as CFO of Genentech for six years and global head of Roche’s Mergers & Acquisition team for six years. He serves on the Board of Directors at Gritstone Bio, and previously served on the Board of Directors of Corvus Pharmaceuticals and several non-profit boards. Mr. Krognes holds an M.B.A. from Harvard Business School, and a B.S. in economics from the Wharton School of the University of Pennsylvania.

About Denali Therapeutics

Denali Therapeutics is a biopharmaceutical company developing a broad portfolio of product candidates engineered to cross the blood-brain barrier (BBB) for neurodegenerative diseases. Denali pursues new treatments by rigorously assessing genetically validated targets, engineering delivery across the BBB and guiding development through biomarkers that demonstrate target and pathway engagement. Denali is based in South San Francisco. For additional information, please visit www.denalitherapeutics.com.

Investor Contact:

Laura Hansen, Ph.D.

Vice President, Investor Relations

(650) 452-2747

hansen@dnli.com

Media Contacts:

Lizzie Hyland

(646) 495-2706

Lizzie.hyland@fgh.com

or

Morgan Warners

(202) 295-0124

Morgan.warners@fgh.com

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